EXHIBIT 10.215

PURCHASE AND SALE AGREEMENT

dated as of August 26, 2008

between

INDEVUS PHARMACEUTICALS, INC.

and

LEDGEMONT ROYALTY SUB LLC

i

ii

Section 8.9	Severability	35
Section 8.10	Counterparts	35
Section 8.11	Amendments; No Waivers	35
Section 8.12	Limited Recourse	35
Section 8.13	Acknowledgment and Agreement	35

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Counterparty Instruction
Exhibit C	Intellectual Property Matters

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of August 26, 2008 is between Indevus Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Ledgemont Royalty Sub LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H :

WHEREAS, Seller has the right to receive royalties based on Net Sales of the Products in the Territory under the License Agreement; and

WHEREAS, Seller wishes to sell, assign, convey and transfer to Purchaser, and Purchaser wishes to purchase, acquire and accept from Seller, the Purchased Assets, upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following meanings:

“Adverse Effect” means an adverse effect, in any respect, on (a) the legality, validity or enforceability of any of the Transaction Documents, the License Documentation or the back-up security interest granted pursuant to Section 2.1(d), (b) the right or ability of Seller (or any Permitted Assignee) to perform any of its obligations under any of the Transaction Documents or the License Documentation or to consummate the transactions contemplated hereunder or thereunder, (c) the rights or remedies of Purchaser under any of the Transaction Documents, (d) the timing, amount or duration of the Royalties, (e) the Purchased Assets or (f) the Indevus Intellectual Property.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer or manager of such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing. For purposes hereof, the term “Affiliate” when used in respect of Seller shall be deemed to exclude Purchaser.

“Agreement” has the meaning set forth in the preamble.

“Allergan Consent” means the Consent and Agreement dated as of July 7, 2008 between Seller and Counterparty.

“Bankruptcy Event” means the occurrence of any of the following: (a) Seller or any of its Subsidiaries shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or Seller or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; (b) there shall be commenced against Seller or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (a) above that remains undismissed, undischarged or unbonded for a period of 90 calendar days; (c) there shall be commenced against Seller or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (i) all or any substantial portion of its assets and/or (ii) the Purchased Assets, which results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within 45 calendar days from the entry thereof; or (d) Seller or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above.

“Bill of Sale” means the Bill of Sale pursuant to which Seller shall sell, assign, transfer and convey to Purchaser all of its rights, title and interests in and to the Purchased Assets purchased, acquired and accepted hereunder, which Bill of Sale shall be substantially in the form of Exhibit A.

“Business Day” means any day other than a Saturday, a Sunday, any day that is a legal holiday under the laws of the Commonwealth of Massachusetts or any day on which banking institutions located in the Commonwealth of Massachusetts are authorized or required by law or other governmental action to close.

“Catalent” has the meaning set forth in Section 1.11 of the License Agreement.

“Catalent Agreements” has the meaning set forth in Section 1.11 of the License Agreement.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Confidential Information” means, as it relates to Seller and its Affiliates, the Products and the Indevus Intellectual Property, all information (whether written or oral, or in electronic or other form) furnished after the date of this Agreement involving or relating in any way, directly or indirectly, to the Purchased Assets or the Royalties, including (a) any license, sublicense, assignment, product development, royalty, sale, supply or other agreements (including the

License Documentation) involving or relating in any way, directly or indirectly, to the Purchased Assets, the Royalties or the intellectual property, compounds or products giving rise to the Purchased Assets, and including all terms and conditions thereof and the identities of the parties thereto, (b) any reports, data, materials or other documents of any kind concerning or relating in any way, directly or indirectly, to Seller, the Purchased Assets, the Royalties or the intellectual property, compounds or products giving rise to the Purchased Assets, and including reports, data, materials or other documents of any kind delivered pursuant to or under any of the agreements referred to in clause (a) above, and (c) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Purchased Assets or the compounds or products giving rise to the Purchased Assets. Notwithstanding the foregoing definition, Confidential Information shall not include information that is (i) already in the public domain at the time the information is disclosed, (ii) lawfully obtainable from other sources, (iii) required to be disclosed in any document to be filed with any Governmental Authority or (iv) required to be disclosed by court or administrative order or under securities laws, rules and regulations applicable to Seller or Purchaser or their respective Affiliates, as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of Seller or Purchaser or their respective Affiliates may be listed for trading.

“Copromotion Period” has the meaning set forth in Section 1.20 of the License Agreement.

“Counterparty” means Allergan USA, Inc., a Delaware corporation and successor-in-interest to Esprit Pharma, Inc.

“Counterparty Instruction” means the irrevocable direction to Counterparty in the form set forth in Exhibit B.

“Defaulting Party” has the meaning set forth in Section 5.5(c).

“Discrepancy” has the meaning set forth in Section 2.2(b).

“Disputes” has the meaning set forth in Section 3.10(e).

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.4.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Field” has the meaning set forth in Section 1.33 of the License Agreement.

“Finished Product” has the meaning set forth in Section 1.34 of the License Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any country.

“Helsinn Agreements” has the meaning set forth in Section 1.41 of the License Agreement.

“Indenture” means the Indenture dated as of the date hereof by and between Purchaser and U.S. Bank National Association, as initial trustee for the benefit and security of the noteholders described therein.

“Indevus Intellectual Property” has the meaning set forth in Section 1.44 of the License Agreement.

“Indevus Know-How” has the meaning set forth in Section 1.46 of the License Agreement.

“Information Memorandum” means the Confidential Information Memorandum of Seller dated July 2008, as superseded by the Confidential Information Memorandum of Seller dated August 21, 2008.

“License Agreement” means the Amended and Restated License, Commercialization and Supply Agreement dated as of September 18, 2007 between Seller and Counterparty, as supplemented by that certain letter agreement dated December 12, 2007 executed by Allergan, Inc. and accepted and agreed by Seller and the Allergan Consent, together with any new, substitute or amended agreement relating to the Products, the Indevus Intellectual Property or other intellectual property rights of Seller relating to the Products. The term “License Agreement” shall include all rights that arise therefrom and relate thereto.

“License Documentation” means the License Agreement, the Supernus Agreement and the Madaus Agreements.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale, any sale with recourse or any agreement to give any security interest.

“Loss” means any loss, Set-off, cost, charge, expense, interest, fee, payment, demand, liability, claim, action, proceeding, penalty, fine, damages, judgment, order or other sanction.

“Madaus” has the meaning set forth in Section 1.57 of the License Agreement.

“Madaus Agreements” has the meaning set forth in Section 1.58 of the License Agreement.

“Madaus Amendment” has the meaning set forth in Section 1.59 of the License Agreement.

“Madaus Compound Supply Agreement” has the meaning set forth in Section 1.60 of the License Agreement.

“Madaus License” has the meaning set forth in Section 1.61 of the License Agreement.

“Madaus License and Supply Agreement” has the meaning set forth in Section 1.62 of the License Agreement.

“Material Adverse Effect” means a material adverse effect, in any respect, on (a) the legality, validity or enforceability of any of the Transaction Documents, the License Documentation or the back-up security interest granted pursuant to Section 2.1(d), (b) the right or ability of Seller (or any Permitted Assignee) or Purchaser to perform any of its obligations under any of the Transaction Documents or the License Documentation or to consummate the transactions contemplated hereunder or thereunder, (c) the rights or remedies of Purchaser under any of the Transaction Documents, (d) the timing, amount or duration of the Royalties, (e) the Purchased Assets or (f) the Indevus Intellectual Property.

“Net Sales” has the meaning set forth in Section 1.71 of the License Agreement.

“New Arrangement” has the meaning set forth in Section 5.6(a).

“Note Purchase Agreements” means the Note Purchase Agreements dated the date hereof with Purchaser and certain other note purchasers named therein.

“Patent” means any pending or issued patent or continuation, continuation in part, division, extension or reissue thereof.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Indevus Intellectual Property that are Patents.

“Permitted Assignee” means any Person that, at the time of any assignment to it of any of the Purchased Assets, (a) does not sell products that compete with Botox or trospium-based products of Counterparty or Allergan, Inc. and (b) has not announced that it has any such product under development.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Processing Assumption Date” has the meaning set forth in Section 1.81 of the License Agreement.

“Product Procurement Costs” has the meaning set forth in Section 1.87 of the License Agreement.

“Products” means SANCTURA® and SANCTURA XR™ (and, in each case, the equivalent product irrespective of trade name).

“Purchased Assets” means, collectively, (a) Seller’s right, title and interest in, to and under the License Agreement to (i) receive all of the Royalties and (ii) receive the quarterly reports produced by Counterparty pursuant to the License Agreement in respect of sales of the Products in the Territory, (b) the right to pay directly to Counterparty any amounts due and payable under the License Agreement from Seller to Counterparty and, to the extent possible, cure any breach of the License Agreement by Seller, (c) the right to (i) pay directly to Supernus (or its wholly-owned subsidiary that owns the rights to receive such payments in accordance with the Consent and Agreement by and between Supernus and Seller, dated March 7, 2008) any amounts due and payable under the Supernus Agreement from Seller to Supernus, (ii) provide any reports to Supernus (or to its wholly-owned subsidiary that owns the rights to receive such payments in accordance with the Consent and Agreement by and between Supernus and Seller, dated March 7, 2008) that may be due under the Supernus Agreement from Seller and (iii) to the extent possible, cure any breach of the Supernus Agreement by Seller, (d) to the extent assignable without the consent of any Person pursuant to the terms of the License Documentation as in effect on the Closing Date, the right to (i) initiate and prosecute legal actions and proceedings to defend the Indevus Intellectual Property against infringement or interference by any other Person and (ii) defend the Indevus Intellectual Property against any claims or counterclaims of invalidity or unenforceability, or declaratory judgment actions in respect thereof, subject to, in the case of each of clause (d)(i) and clause (d)(ii), the provisions of the License Documentation and the rights of Counterparty thereunder, (e) the right to receive any Set-off pursuant to Section 2.2(c) and (f) the right to transfer, assign or pledge the foregoing, in whole or in part, subject to the limitations contained in the Allergan Consent, and the proceeds of and the rights to enforce each of the foregoing.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” has the meaning set forth in Section 5.4(b).

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Quarterly Indevus Details” has the meaning set forth in Section 1.94 of the License Agreement.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any country.

“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Products may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.

“Royalties” means:

(a) all amounts paid, owed, accrued or otherwise required to be paid to Seller or any of its Affiliates as a result of the sale of any and all Products in the Territory or otherwise pursuant to Section 6.2(b) of the License Agreement, and attributable to the period commencing on the Royalties Commencement Date, including (x) all amounts due or to be paid to Seller or any of its Affiliates in lieu thereof and (y) all amounts due or to be paid to Seller or any of its Affiliates under Sections 6.1(b), 6.2(a), 6.2(b) (in the case of such Section 6.2(b), whether or not such amounts are a result of the sale of any Products) and 6.4(d) of the License Agreement, but excluding (i) Third Party Royalties due or to be paid pursuant to Section 6.2(c) of the License Agreement, (ii) Sales Force Reimbursement due or to be paid pursuant to Section 6.3 of the License Agreement, (iii) amounts due pursuant to Sections 14.8 and 14.13(e) of the License Agreement and (iv) any amounts due or to be paid under the License Agreement in respect of Finished Products that are not Products;

(b) all indemnity payments, recoveries, damages or award or settlement amounts paid to Seller or any of its Affiliates by any third party and arising out of or relating to the Indevus Intellectual Property in the Field or as a result of a breach by any Person of any of the License Documentation with respect thereto, including pursuant to Section 5.5(c) or Section 5.5(d);

(c) all amounts paid or payable to Seller or any of its Affiliates by one or more third party licensees or sublicensees under any New Arrangement;

(d) all amounts paid or payable to Seller or any of its Affiliates under any agreement entered into pursuant to the proviso contained in Section 2.4 of the License Agreement;

(e) all other amounts paid by Counterparty, any Sublicensee or any other Person arising out of or related to or resulting from the Indevus Intellectual Property or the License Documentation (except for amounts excluded under clause (a)(i), clause (a)(ii), clause (a)(iii) and clause (a)(iv) above);

(f) all accounts (as defined under the Delaware Uniform Commercial Code) evidencing the rights to the payments and amounts described herein; and

(g) all proceeds (as defined under the Delaware Uniform Commercial Code) of any of the foregoing.

“Royalties Commencement Date” means July 1, 2008.

“Sales Force Reimbursement” has the meaning set forth in Section 6.3 of the License Agreement.

“Samples” has the meaning set forth in Section 1.100 of the License Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller Account” has the meaning set forth in Section 5.4(d).

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Set-off” means any set-off, off-set, rescission, counterclaim, reduction, deduction or defense.

“Sublicensee” means any sublicensee of Counterparty under the License Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding voting securities of such other Person (irrespective of whether at the time equity ownership interests of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person. For purposes hereof, the term “Subsidiary” when used in respect of Seller shall be deemed to exclude Purchaser.

“Supernus” has the meaning set forth in Section 1.104 of the License Agreement.

“Supernus Agreement” has the meaning set forth in Section 1.105 of the License Agreement. For the avoidance of doubt, the “Supernus Agreement” includes the Consent and Agreement dated as of July 8, 2008 between Supernus and Seller.

“Territory” has the meaning set forth in Section 1.111 of the License Agreement.

“Third Party Royalties” has the meaning set forth in Section 1.114 of the License Agreement.

“Transaction Documents” means, collectively, this Agreement, the Bill of Sale, the Counterparty Instruction, the Servicing Agreement dated as of the date hereof with Purchaser and the Note Purchase Agreements.

“Trustee” means U.S. Bank National Association, as initial trustee of the notes described in the Indenture, or any successor trustee.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided, however, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the back-up security interest granted pursuant to Section 2.1(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than Delaware, then “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

Section 1.2 Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a) A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b) Unless otherwise defined, all terms used herein that are defined in the UCC shall have the meanings stated in the UCC.

(c) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(d) The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(e) References to an agreement or other document include references to such agreement or document as amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof and include any annexes, exhibits and schedules attached thereto, and the provisions thereof apply to successive events and transactions.

(f) References to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.

(g) References to any Person shall be construed to include such Person’s successors and permitted assigns.

(h) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(i) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

(j) In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(k) Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the next succeeding Business Day, and payments shall be adjusted accordingly.

(l) Any reference herein to a term that is defined by reference to its meaning in the License Agreement shall refer to such term’s meaning in the License Agreement as in existence on the date hereof (and not to any new, substituted or amended version thereof).

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED ASSETS

Section 2.1 Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of any and all Liens, other than those Liens created in favor of Purchaser by the Transaction Documents.

(b) Seller and Purchaser intend and agree that the sale, assignment, transfer and conveyance of the Purchased Assets under this Agreement shall be, and is, a true, absolute and irrevocable assignment and sale by Seller to Purchaser of the Purchased Assets and that such assignment and sale shall provide Purchaser with the full benefits of ownership of the Purchased Assets. Neither Seller nor Purchaser intends the transactions contemplated hereunder to be, or for any purpose characterized as, a loan from Purchaser to Seller. Seller waives any right to contest or otherwise assert that this Agreement is other than a true, absolute and irrevocable sale and assignment by Seller to Purchaser of the Purchased Assets under applicable law, which waiver shall be enforceable against Seller in any bankruptcy or insolvency proceeding relating to Seller.

(c) Seller hereby consents to Purchaser recording and filing, at Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable) meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or appropriate to evidence the purchase, acquisition and acceptance by Purchaser of the Purchased Assets and to perfect the security interest in the Purchased Assets granted by Seller to Purchaser pursuant to Section 2.1(d).

(d) Notwithstanding that Seller and Purchaser expressly intend for the sale, transfer, assignment and conveyance of the Purchased Assets to be a true and absolute sale and assignment, Seller hereby grants, conveys, pledges and assigns to Purchaser, as security for its obligations created hereunder in the event that the transfer contemplated by this Agreement is held not to be a sale, a first priority security interest in and to all of Seller’s right, title and interest in, to and under the Purchased Assets, and, in such event, this Purchase and Sale Agreement shall constitute a security agreement.

Section 2.2 Entitlement to Payments. Purchaser shall be entitled to receive the following transfers and payments in respect of the Purchased Assets:

(a) Seller agrees that Purchaser is entitled to the Purchased Assets and may enforce such entitlement directly against Counterparty pursuant to the License Agreement and, notwithstanding any claim or Set-off that Seller may have against Purchaser or that Counterparty may have against Seller, Seller agrees and will use its best efforts to ensure (including taking such actions as Purchaser shall reasonably request) that Counterparty remits all payments that Counterparty is required to pay to Seller under the License Agreement with respect to the Purchased Assets directly to Purchaser (and/or to a Permitted Assignee of Purchaser), pursuant to the Counterparty Instruction.

(b) For the avoidance of doubt, the parties hereto understand and agree that if Counterparty fails to pay any Royalties when Seller or Purchaser reasonably believes such Royalties are due under the License Agreement, except for any Set-off contemplated by Section 2.2(c) (each such unpaid amount, a “Discrepancy”), and if such Discrepancy is not the result of a default or breach by Seller under the License Agreement, then Seller shall not be obligated to pay to Purchaser or otherwise compensate or make Purchaser whole with respect to any such Discrepancy so long as Seller is in compliance with the provisions of this Agreement; provided, however, that nothing in this Section 2.2(b) shall limit or affect in any respect the rights of any Purchaser Indemnified Party under Article VII.

(c) Seller agrees that it will promptly (and in any event within three Business Days) pay to Purchaser in accordance with Section 5.4 the amount of any Set-off by Counterparty against any Royalties or other Purchased Assets to the extent that such Set-off arises out of or relates to any period prior to the Royalties Commencement Date or to any events occurring, circumstances existing or actions taken prior to the Royalties Commencement Date.

Section 2.3 Purchase Price. In full consideration for the sale, assignment, transfer and conveyance of the Purchased Assets, and subject to the terms and conditions set forth herein, Purchaser shall pay to Seller, or Seller’s designee, on the Closing Date, the sum of $91,319,781.37, by wire transfer to an account designated in writing by Seller at least two Business Days prior to the Closing Date (the “Purchase Price”), it being understood that any excess portion of the consideration for the Purchased Assets, where the total consideration for the Purchased Assets is equal to the fair market value of the Purchased Assets, shall be deemed a capital contribution by Seller to Purchaser in an amount equal to such excess portion.

Section 2.4 No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Assets and is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any License Documentation (including any obligation to pay any amounts to, or accept any Set-off by, Counterparty or any of Counterparty’s Affiliates), any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or Seller’s Affiliates (the “Excluded Liabilities and Obligations”).

Section 2.5 Excluded Assets. Purchaser does not, by purchase, acquisition or acceptance of the rights granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of Seller under the License Documentation, other than the Purchased Assets, or any other assets of Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

Section 3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all powers and all licenses, authorizations, consents and approvals of all Governmental Authorities required to carry on its business as now conducted, to execute and deliver, and perform its obligations under, the Transaction Documents and to exercise its rights and to perform its obligations under the License Agreement. Seller is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction in which the failure to do so could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 3.2 Seller Authorization. Seller has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been, or when executed will be, duly authorized, executed and delivered by Seller, and each Transaction Document constitutes, or when executed will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles. The transactions contemplated by the Transaction Documents have been duly authorized by Seller.

Section 3.3 Governmental and Third Party Authorizations. The execution and delivery by Seller of the Transaction Documents, and the performance by Seller of its obligations and the consummation of any of the transactions contemplated hereunder and thereunder, do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of the UCC financing statements referred to in Section 2.1, filings with the U.S. Securities and Exchange Commission and the notice to the Counterparty contained in the Counterparty Instruction.

Section 3.4 Ownership. Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in and to the Purchased Assets, free and clear of all Liens. Upon the sale, assignment, transfer and conveyance by Seller of the Purchased Assets to Purchaser, Purchaser will acquire good and marketable title to the Purchased Assets free and clear of all Liens, other than Liens in favor of Purchaser.

Section 3.5 Solvency. Upon consummation of the transactions contemplated by the Transaction Documents, (a) the fair saleable value of Seller’s assets will be greater than the sum of its debts and other obligations, including contingent liabilities, (b) the present fair saleable value of Seller’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts and other obligations, including contingent liabilities, as they become absolute and matured, (c) Seller will be able to realize upon its assets and pay its debts and other obligations, including contingent obligations, as they mature, (d) Seller will not have unreasonably small capital with which to engage in its business, (e) Seller will not incur, nor does it have present plans or intentions to incur, debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) Seller will not have become subject to any Bankruptcy Event and (g) Seller will not have been rendered insolvent within the meaning of Section 101(32) of the United States Bankruptcy Code.

Section 3.6 No Litigation. There is no (a) action, suit, arbitration proceeding, claim, investigation or other proceeding (whether civil, criminal, administrative, investigative or informal) pending or, to the knowledge of Seller, threatened by or against Seller or any of its Subsidiaries or, to the knowledge of Seller, pending or threatened by or against Counterparty, Madaus, Supernus or any of Counterparty’s Sublicensees, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries or, to the knowledge of Seller, pending or threatened against Counterparty, Madaus, Supernus or any of Counterparty’s Sublicensees, that, in each case, (i) if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by any of the Transaction Documents. To the knowledge of Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

Section 3.7 Compliance with Laws. None of Seller or any of its Subsidiaries is (a) in violation of or has violated, or, to the knowledge of Seller, is under investigation with respect to, or has been threatened to be charged with or been given notice of any violation of, any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license granted, issued or entered by, any Governmental Authority or (b) subject to any judgment, order, writ, decree, permit or license granted, issued or entered by any Governmental Authority, in each case, that could reasonably be expected to, individually or in the aggregate, have an Adverse Effect. To the knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may constitute or result in a violation by Seller or any of its Subsidiaries of, or a failure on the part of Seller or any of its Subsidiaries to comply with, any such law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license granted, issued or entered by, any Governmental Authority, in each case, that could reasonably be expected to result, individually or in the aggregate, in an Adverse Effect.

Section 3.8 No Conflicts.

(a) Neither the execution and delivery of any of the Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by, in any respect, (A) any statute, law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Seller or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any contract, agreement, commitment or instrument to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries or any of their respective assets or properties is bound or committed, other than the License Documentation, or (C) any provisions of the organizational documents of Seller or any of its Subsidiaries; (ii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of Seller or any of its Subsidiaries or any other Person; (iii) except as provided in the Transaction Documents, result in the creation or imposition of any Lien on the Indevus Intellectual Property, the Products, the License Documentation or the Purchased Assets; or (iv) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, give to any other Person the right to terminate, or accelerate the performance provided by, in any respect, any provision of the License Documentation.

(b) Seller has not granted, nor does there exist, any Lien on the License Documentation, the Indevus Intellectual Property or the Purchased Assets. Except for the license granted by Seller to Counterparty under the License Agreement, there are no licenses, sublicenses, or other rights under the Indevus Intellectual Property in the Territory that have been granted to any other Person.

Section 3.9 Broker’s Fees. Seller has not taken any action that would entitle any Person other than Morgan Stanley & Co. Incorporated (whose fees shall be paid by Seller) to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 3.10 Intellectual Property Rights.

(a) Exhibit C sets forth an accurate and complete list of all Indevus Intellectual Property that are Patents. For each of such Indevus Intellectual Property listed on Exhibit C, Seller has indicated (i) the countries in which such Patents are pending, allowed, granted or issued, (ii) the patent or patent serial number, (iii) the scheduled expiration date of the issued patents, (iv) the scheduled expiration date of the pending patent applications once issued, and (v) the owner of such Patents.

(b) To the knowledge of Seller, each claim that has been issued or granted by the appropriate Patent Office, included in the relevant Indevus Intellectual Property that are patents that covers a Product and generates the Royalties, is valid and enforceable.

(c) There are no unpaid maintenance or renewal fees payable by Seller to any third party that currently are overdue for any of the Indevus Intellectual Property that are Patents. No Indevus Intellectual Property that are Patents has lapsed or been abandoned, cancelled or expired. To the knowledge of Seller, each individual associated with the filing and prosecution of the Indevus Intellectual Property that are Patents, including the named inventors of the Indevus Intellectual Property that are Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known to be material to the patentability of each of the Indevus Intellectual Property that are Patents (including any relevant prior art), in those jurisdictions where such duties exist.

(d) Subsequent to the issuance of the Indevus Intellectual Property that are Patents, neither Seller nor, to the knowledge of Seller, Counterparty, Madaus or Supernus has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Indevus Intellectual Property that are Patents. No allowable or allowed subject matter of the Indevus Intellectual Property that are Patents is subject to any competing conception claims of allowable or allowed subject matter of any Patents of any third party and have not been the subject of any interference, re-examination or opposition proceedings.

(e) There is no pending or, to the knowledge of Seller, threatened opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement or claim (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership of any of the Indevus Intellectual Property or that could give rise to a credit against the payments due to Seller under the License Agreement for the use of the related Indevus Intellectual Property. There are no Disputes by any third party against Seller involving any Product. The Indevus Intellectual Property are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute.

(f) To the knowledge of Seller, there is no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit or proceeding, or any investigation or claim by any Person to which Seller or, to the knowledge of Seller, to which Counterparty, Madaus, Supernus or any of their respective Affiliates or Counterparty’s Sublicensees is or could be a party, that claims that the manufacture, use, marketing, sale or distribution of any Product by Counterparty or any of its Affiliates or Sublicensees pursuant to the License Agreement does or could infringe on any patent or other intellectual property rights of any other Person. To the knowledge of Seller, there are no pending United States, international or foreign patent applications owned by any third party that, if issued, would limit or prohibit, in any material respect, the manufacture, use or sale of any Product by Seller, Counterparty or any of their respective sublicensees.

(g) Each of the Products is a Finished Product.

(h) To the knowledge of Seller, there is no third party infringing any Indevus Intellectual Property, nor has Seller received any notice under the License Agreement of infringement of any of the Indevus Intellectual Property.

(i) Except for the patentability opinion dated July 9, 2008 of Pillsbury Winthrop Shaw Pittman LLP, the product clearance opinion dated July 9, 2008 of Pillsbury Winthrop Shaw Pittman LLP and the validity opinion dated August 18, 2008 of Pillsbury Winthrop Shaw Pittman LLP, Seller has not received and is not otherwise in possession of any written legal opinion concerning or with respect to any third party intellectual property rights relating to the Products, including any freedom-to-operate, product clearance, patentability or right-to-use opinion.

(j) Each of Indevus and, to the knowledge of Indevus, Counterparty has taken all reasonable precautions to protect the secrecy, confidentiality and/or value of the Indevus Know-How.

Section 3.11 Regulatory Approval, Manufacturing and Marketing.

(a) To the knowledge of Seller, Counterparty has complied with its obligations to develop the Products and seek and obtain Regulatory Approval for the Products pursuant to the License Agreement.

(b) To the knowledge of Seller, each of the Products has received Regulatory Approval for marketing and distribution in the United States.

Section 3.12 No Subordination. The claims and rights of Purchaser created by any Transaction Document in and to the Purchased Assets are not and shall not, at any time, be subordinated to any creditor of Seller.

Section 3.13 License Documentation.

(a) Other than the License Documentation and the Transaction Documents, there is no contract, agreement or other arrangement (whether written or oral) to which Seller or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound or committed (i) that creates a Lien on, affects or otherwise relates to the Purchased Assets, the License Documentation or the Indevus Intellectual Property, or (ii) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b) Seller has provided to Purchaser an accurate and complete copy of the License Documentation and each confidentiality agreement relating to any of the foregoing; provided, that the Madaus Agreements have been provided only to the extent that they have been filed with the U.S. Securities and Exchange Commission.

(c) Each document included within the definition of “License Documentation” is the legal, valid and binding obligation of Seller and, to the knowledge of Seller, of Counterparty,

Madaus and Supernus (to the extent party thereto) enforceable against Seller and, to the knowledge of Seller, Counterparty, Madaus and Supernus (to the extent party thereto) in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles. The execution, delivery and performance of each of the License Documentation was and is within the powers of Seller and, to the knowledge of Seller, Counterparty, Madaus and Supernus (to the extent party thereto). Each of the License Documentation was duly authorized by all necessary action on the part of, and validly executed and delivered by, Seller and, to the knowledge of Seller, Counterparty, Madaus and Supernus (to the extent party thereto). There is no breach or default, or event or circumstance that upon notice or the passage of time, or both, could (i) constitute or give rise to any breach or default in the performance of any of the License Documentation by Seller or, to the knowledge of Seller, Counterparty, Madaus or Supernus or (ii) give to Counterparty, Madaus or Supernus the right to terminate any of the License Documentation.

(d) Seller has not waived any rights or defaults under the License Documentation that adversely affects Purchaser’s rights and obligations under any of the Transaction Documents.

(e) Seller has not received any notice of an intention by Counterparty, Madaus, Supernus or any other Person to terminate any of the License Documentation, in whole or in part, or challenging the validity or enforceability of any of the License Documentation or the obligation to pay the Royalties under the License Agreement, or that Seller, Counterparty, Madaus or Supernus is in default of its obligations under any of the License Documentation. Seller has no intention of terminating any of the License Documentation and has not given Counterparty, Madaus or Supernus any notice of termination of any of the License Documentation, in whole or in part.

(f) Except as provided in the License Documentation, Seller is not a party to any agreement providing for or permitting a sharing of, or Set-off against, the Royalties payable under the License Agreement to Seller.

(g) The sale by Seller of the Purchased Assets to Purchaser will not require the approval, consent, ratification, waiver or other authorization of Counterparty, Madaus, Supernus or any other Person under any of the License Documentation or otherwise and will not constitute a breach of or default or event of default under any of the License Documentation or any other agreement or law applicable thereto.

(h) Except as provided in the Supernus Agreement, Seller has not consented to an assignment by Counterparty, Madaus or Supernus of any of their respective rights or obligations under any of the License Documentation and Seller does not have knowledge of any such assignment by Counterparty, Madaus or Supernus.

(i) None of Seller, Counterparty, Madaus or Supernus has made any claim of indemnification under any of the License Documentation.

(j) Seller has not exercised its rights to conduct an audit under Section 6.5 of the License Agreement.

(k) To the knowledge of Seller, Seller has received all amounts owed to it under the License Documentation.

(l) Seller has extended the Copromotion Period until December 31, 2008 and intends to further extend the Copromotion Period until March 31, 2009.

(m) Seller has not delivered less than 100% of the Quarterly Indevus Details in any calendar quarter ended on or prior to June 30, 2008 during the Copromotion Period.

(n) Seller has obtained the right for Counterparty to make the payments to Supernus as described in the third sentence of Section 2.2(b) of the License Agreement.

(o) Seller has obtained the agreement of Supernus to grant, in the event that the Supernus Agreement is terminated for any reason and Counterparty is in compliance with its obligations to pay the applicable Third Party Royalties in accordance with the License Agreement, the payments required by Section 14.13(e)(iv) of the License Agreement and the portion of Product Procurement Costs described in Section 1.87(e) of the License Agreement, and is otherwise in material compliance with its obligations under the License Agreement, substantially equivalent rights on substantially equivalent terms as those granted to Seller pursuant to the Supernus Agreement as are necessary for Counterparty to exercise its rights and perform its obligations under the License Agreement.

(p) The Processing Assumption Date occurred on August 13, 2008 and, effective on such date, (i) the Catalent Agreement was amended and restated in part to provide for manufacturing and supply of Product for use in countries outside the United States and Canada, (ii) Catalent entered into a new manufacturing and supply agreement with Counterparty providing for manufacturing and supply of Product for use in the United States and Canada and (iii) Seller’s rights and obligations under the Helsinn Agreements relating to the manufacture and supply of the active pharmaceutical ingredient for use in the manufacture of Product for use in the United States and Canada were assigned to and assumed by Counterparty.

(q) Seller has not failed to make any of the deliveries contemplated by clause (e) of the definition of “Product Adverse Event” in Section 1.83 of the License Agreement.

(r) The date of first commercial sale of SANCTURA® was on or about August 23, 2004, and the date of first commercial sale of SANCTURA XRTM was on or about January 7, 2008.

(s) Counterparty has paid Seller the up-front license fee of $25,000,000 contemplated by Section 6.1(a) of the License Agreement.

(t) Seller has duly paid Madaus all milestone payments under Section 5.1 of the Madaus License.

(u) The Madaus Compound Supply Agreement has terminated in accordance with its terms.

(v) Except for the milestone payments contemplated by Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.1.6 and 5.1.9 of the Supernus Agreement, each of which has become due and payable and has been duly paid by Seller, no milestone payments under Section 5.1, 5.2 or 5.3 of the Supernus Agreement have become due and payable.

(w) Seller has satisfied the requirements of Sections 8.2.1 and 8.2.2 of the Supernus Agreement.

(x) The provisions of Amendment No. 1 to the Madaus License dated as of January 19, 2004 between Madaus and Seller have been superseded in their entirety by provisions in the Madaus Amendment.

Section 3.14 Set-off and Other Sources of Royalty Reduction. Except as provided in the License Documentation, Counterparty has no right of Set-off under any contract or other agreement against the Royalties or any other amounts payable to Seller under the License Agreement. Counterparty has not exercised, and, to the knowledge of Seller, Counterparty has not had the right to exercise and no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Counterparty to exercise, any Set-off against the Royalties or any other amounts payable to Seller under the License Agreement. To the knowledge of Seller, there are no third party patents that would provide a basis for a reduction in the royalties due to Seller pursuant to the License Agreement. There are no compulsory licenses granted or, to the knowledge of Seller, threatened with respect to the Indevus Intellectual Property.

Section 3.15 UCC Matters. Seller’s exact legal name is, and since April 2, 2002 has been, “Indevus Pharmaceuticals, Inc.” From January 1, 1998 to April 2, 2002, Seller’s exact legal name was “Interneuron Pharmaceuticals, Inc.” Seller’s jurisdiction of organization has at all times since January 1, 1998 been Delaware. Seller’s principal place of business is, and since June 2005 has been located at, 33 Hayden Avenue, Lexington MA 02421-7996, and, from January 1, 1998 to that time, Seller’s principal place of business was located at 99 Hayden Avenue, Lexington MA 02421-7996.

Section 3.16 Tax Matters. No deduction or withholding for or on account of any tax has been made, or was required under applicable law to be made, from any payment to Seller under the License Agreement. Seller has filed (or caused to be filed) all tax returns and reports required by law to have been filed by it and has paid all taxes required to be paid by it, except any such taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books, and Seller has never filed any tax return or report under any name other than its exact legal name.

Section 3.17 Field of Use. The Products are the only Finished Products that currently have any established value in the Field. Other than the Products, no Finished Product is under development in the Field by Seller or any of its Affiliates or, to the knowledge of Seller, Counterparty, Madaus, Supernus or any of their respective Affiliates.

Section 3.18 Disclosure. The Information Memorandum (excluding Section 5 (“L.E.K. Report”) and Section 8 (“Opinions Regarding Product Clearance and Validity”) thereof), taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. From the date of the Information Memorandum until the date hereof and except as disclosed therein, there has been no material adverse change or development involving or anticipated to involve a prospective material adverse change in Seller’s business relating to the Purchased Assets or the License Documentation or its ability to perform its obligations under the Transaction Documents. As of the date hereof, there is no fact known to Seller that could reasonably be expected to have a material adverse effect on its business relating to the Purchased Assets or the License Documentation or its ability to perform its obligations under the Transaction Documents that has not been set forth in the Information Memorandum. Seller has no reason to believe that the sales forecast projections of the Products included in the report of L.E.K. Consulting LLC included in the Information Memorandum (a) are not based upon assumptions (as they are described in such report) that Seller reasonably believes in good faith to be consistent in all material respects with operation of the License Documentation and (b) are not reasonable, taking into account such assumptions. Seller makes no other representation or warranty, express or implied, with respect to the matters disclosed in Section 5 (“L.E.K. Report”) and Section 8 (“Opinions Regarding Product Clearance and Validity”) of the Information Memorandum; provided, however, that, notwithstanding the foregoing, any and all information provided or made available by or on behalf of Seller or any of its Affiliates to the third parties that prepared the aforementioned Sections of the Information Memorandum was, on the date so provided or made available, and is, in each case true and correct in all material respects.

ARTICLE IV

INTENTIONALLY OMITTED

ARTICLE V

COVENANTS

The parties hereto covenant and agree as follows:

Section 5.1 Books and Records; Notices.

(a) After receipt by Seller of notice of any action, claim, demand, dispute, investigation, arbitration or proceeding (commenced or threatened) relating to the transactions contemplated by any Transaction Document, the Purchased Assets or the License Documentation or any default or termination by any Person under the License Documentation, Seller shall (i) promptly inform Purchaser in writing of the receipt of such notice and the substance thereof and (ii) if such notice is in writing, promptly furnish Purchaser with a copy of such notice and any related materials with respect thereto.

(b) Seller shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books and records adequate to reflect accurately all financial information it has received from Counterparty with respect to the Royalties.

(c) Promptly after receipt by Seller of any written notice, certificate, offer, proposal, correspondence, report or other communication relating to the License Documentation, the Royalties, the Indevus Intellectual Property, the Purchased Assets or the Products, Seller shall (i) inform Purchaser in writing of such receipt, (ii) provide to Purchaser in writing a reasonably detailed description of the substance thereof and (iii) furnish Purchaser with a copy of such notice, certificate, offer, proposal, correspondence, report or other communication to the extent permitted by and in accordance with the Allergan Consent. Further, the parties hereto acknowledge and agree that Seller shall retain the right to receive any such notice, certificate, offer, proposal, correspondence, report or other communication, including without limitation copies of the quarterly reports that constitute a portion of the Purchased Assets.

(d) Seller shall provide Purchaser with written notice as promptly as practicable (and in any event within five Business Days) after becoming aware of any of the following: (i) the occurrence of a Bankruptcy Event; (ii) any material breach or default by Seller of any covenant, agreement or other provision of this Agreement or any other Transaction Document; (iii) any representation or warranty made by Seller in any of the Transaction Documents or in any certificate delivered to Purchaser pursuant hereto shall prove to be untrue, inaccurate or incomplete in any respect on the date as of which made; or (iv) any change, effect, event, occurrence, state of facts, development or condition that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Seller shall notify Purchaser in writing not less than 30 days prior to any change in, or amendment or alteration of, Seller’s (i) legal name, (ii) form or type of organization or corporate structure or (iii) jurisdiction of organization.

Section 5.2 Confidentiality; Public Announcement.

(a) Except as otherwise required by law, by the rules and regulations of any securities exchange or trading system or by the FDA or any other Governmental Authority with similar regulatory authority and except as otherwise set forth in this Section 5.2, all Confidential Information furnished by Seller to Purchaser, as well as the terms, conditions and provisions of this Agreement and any other Transaction Document, shall be kept confidential by Purchaser and shall be used by Purchaser only in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Purchaser may disclose such information (to the extent permitted by and in accordance with the Allergan Consent) to its actual and potential partners, directors, employees, managers, officers, agents, investors (including any holder of debt securities of Purchaser and such holder’s advisors, agents and representatives), co-investors, insurers and insurance brokers, underwriters, financing parties, equity holders, brokers, advisors, lawyers, bankers, trustees and representatives; provided, that such Persons (i) shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to obligations of confidentiality no less onerous than those set out herein and that satisfy the provisions of Section 3 of the Allergan Consent, to the extent such Confidential Information is subject thereto, or (ii) shall have executed and delivered the Resale Confidentiality Undertaking attached as Exhibit B to the Indenture.

(b) Seller and Purchaser acknowledge that each party hereto may, after execution of this Agreement, make a public announcement of the transactions contemplated by the Transaction Documents. Seller and Purchaser agree that, after the Closing, public announcements may be issued in the form of one or more press releases, in each case subject to Purchaser or Seller having a reasonable prior opportunity to review such public announcement, and which announcement shall be in a form mutually acceptable to Purchaser and Seller, and either party hereto may thereafter disclose any information contained in such press release at any time without the consent of the other party hereto.

Section 5.3 Best Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each party hereto will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by the Transaction Documents. Purchaser and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by the other party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document and to vest and maintain in Purchaser good, valid and marketable rights and interests in and to the Purchased Assets free and clear of all Liens, including following the Closing.

(b) Seller and Purchaser shall cooperate and provide assistance as reasonably requested by the other party hereto, at the expense of such other party hereto (except as otherwise provided herein), in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling Persons or any of their respective officers, directors, shareholders, members, controlling Persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased Assets or the transactions described herein or therein but in all cases excluding any litigation brought by Seller against Purchaser or brought by Purchaser against Seller.

Section 5.4 Payments.

(a) Notwithstanding the terms of the Counterparty Instruction, if Counterparty, any Sublicensee or any other Person makes any payment to Seller (or any of its Subsidiaries) on account of the Purchased Assets, then (i) such payment shall be held by Seller (or such Subsidiary) in trust for the benefit of Purchaser in a segregated account, (ii) Seller (or such Subsidiary) shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (iii) Seller (or such Subsidiary) promptly, and in any event no later than three Business Days following the receipt by Seller (or such Subsidiary) of such payment, shall remit such payment to the Purchaser Account pursuant to Section 5.4(b).

(b) Seller shall make all payments to be made by Seller pursuant to this Agreement by wire transfer of immediately available funds, without Set-off, to the following account (or to such other account as Purchaser shall notify Seller in writing from time to time) (the “Purchaser Account”):

Bank Name: U.S. Bank

ABA Number: 091000022

Account Number: 173103321092

Account Name: Ledgemont Royalty 128354

Attention: Josh Tripi

(c) If Counterparty, any Sublicensee or any other Person makes any payment to Purchaser of Royalties relating to periods prior to the Royalties Commencement Date, then (i) such payment shall be held by Purchaser in trust for the benefit of Seller in a segregated account, (ii) Purchaser shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (iii) Purchaser promptly, and in any event no later than three Business Days following the receipt by Purchaser of such payment, shall remit such payment to the Seller Account pursuant to Section 5.4(d).

(d) Purchaser shall make all payments of Royalties relating to periods prior to the Royalties Commencement Date to be made by Purchaser pursuant to this Agreement by wire transfer of immediately available funds, without Set-off, to the following account (or to such other account as Seller shall notify Purchaser in writing from time to time) (the “Seller Account”):

Bank Name: RBS Citizens, NA

ABA Number: 011500120

Account Number: 15904938

Account Name: Trust Institutional Services

FFC Account Number: 2011514

FFC Account Name: Indevus Pharmaceuticals

Attention: Jean A. Parrillo (401) 282-3836

(e) If Counterparty takes any Set-off in accordance with the terms of the License Agreement where such Set-off (or any portion thereof) is made in respect of any event occurring, circumstance existing or action taken prior to the Royalties Commencement Date but has the effect of reducing amounts to be paid to Purchaser following the Closing Date, then Seller shall cause the amount of such Set-off (or portion thereof, as the case may be) to be paid promptly (but in no event later than three Business Days following such Set-off) to the Purchaser Account.

Section 5.5 License Documentation.

(a) Seller shall fully and timely comply with its obligations under the License Documentation and, without the prior written consent of Purchaser, shall not (i) forgive, release or compromise any amount owed to or becoming owing to Seller under the License Documentation, (ii) waive, amend, cancel, terminate or fail to exercise any rights constituting or involving the right to receive the Royalties, (iii) create or permit to exist any Lien on the License Documentation, Purchased Assets or the Indevus Intellectual Property, (iv) grant any license, sublicense or other right under the Indevus Intellectual Property, except for licenses granted by Seller to Counterparty under the License Agreement as in existence on the Closing Date or in accordance with Section 5.6(a), (v) challenge or assist in a challenge of the legality, validity or enforceability of any of the Indevus Intellectual Property, (vi) amend, modify, restate, cancel, supplement, terminate or waive any of the License Documentation (including any provision thereof) or grant any consent under or with respect to the License Documentation, (vii) enter into any agreement with Counterparty, Supernus or Madaus in respect of or relating to the Purchased Assets, except in accordance with Section 5.6(a) or (viii) agree to do any of the foregoing.

(b) Promptly after (i) receiving notice from Counterparty, Madaus, Supernus or any other Person (A) terminating any of the License Documentation (in whole or in part), (B) alleging any breach of or default under any of the License Documentation by Seller or (C) asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under any of the License Documentation or the right to terminate any of the License Documentation (in whole or in part) by Counterparty, Madaus, Supernus or any other Person or (ii) Seller otherwise has knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under any of the License Documentation by Seller or give the right to terminate any of the License Documentation (in whole or in part) by Counterparty, Madaus, Supernus or any other Person, in each case, Seller shall (A) promptly give a written notice to Purchaser describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice received from Counterparty, Madaus, Supernus or the other relevant Person, and, in the case of any breach or default or alleged breach or default by Seller, describing in reasonable detail any corrective action Seller proposes to take, and (B) use its best efforts to promptly cure such breach or default and shall give written notice to Purchaser upon curing such breach or default; provided, however, that, if Seller fails to promptly cure such breach or default promptly, Purchaser shall be entitled to take any and all actions Purchaser considers reasonably necessary to promptly cure such breach or default, and Seller shall promptly reimburse Purchaser for all costs and expenses incurred in connection therewith.

(c) Promptly after Seller obtains knowledge of a breach or default or alleged breach or default under any of the License Documentation by Counterparty or any other Person (each, a “Defaulting Party”) or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach or default under any of the License Documentation by a Defaulting Party or the right to terminate any of the License Documentation (in whole or in part) by Seller, in each case, Seller shall (i) promptly give a written notice to Purchaser describing in reasonable detail the relevant breach, default or termination event and (ii) as and when requested in writing by Purchaser, proceed in consultation with Purchaser and take such permissible actions (including commencing legal action against the Defaulting Party) as Purchaser may in writing instruct with respect to such breach, default or termination event or alleged breach, default or termination event (including the selection of legal counsel reasonably satisfactory to Purchaser) to enforce compliance by the Defaulting Party with the relevant provisions of the License Documentation and to exercise any or all of Seller’s rights and remedies, whether under the License Documentation or by operation of law, with respect thereto. Purchaser shall have the right, at its sole expense, to participate in and control, with counsel appointed by it, any meeting, discussion, action, suit or other proceeding relating to any such breach, default or termination event or alleged breach, default or termination event, including any counterclaim, settlement discussions or meetings; provided, that the fees and expenses of Purchaser’s counsel in connection therewith shall be borne by Seller if such breach, default or termination event or alleged breach, default or termination event results from, or is caused by, directly or indirectly, a breach or default by Seller.

(d) Seller shall (i) subject to the provisions of the License Documentation and any rights of Counterparty thereunder, take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently maintain the Indevus Intellectual Property, at the sole expense of Seller (which expenses may be reimbursable to Seller by Counterparty under the License Agreement), and (ii) diligently defend (and enforce) the Indevus Intellectual Property against infringement or interference by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference), with counsel reasonably satisfactory to Purchaser and whose reasonable fees and expenses shall be borne by Seller. Seller shall not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, the applicable Indevus Intellectual Property. Purchaser shall have the right, at its sole expense, to participate in and control, with counsel appointed by it, any meeting, discussion, action, suit or proceeding involving the infringement, legality, validity or enforceability of the Indevus Intellectual Property or the License Agreement to the same extent that Seller has such rights under the License Agreement, including any counterclaim, settlement discussions or meetings, and Seller shall exercise and enforce such rights on its own behalf (and on behalf of Purchaser) to the fullest extent under the terms of the License Agreement; provided, that Seller’s exercise and enforcement of such rights shall not result in a breach of this Agreement or a Material Adverse Effect; provided, further, that the fees and expenses of Purchaser’s counsel in connection therewith shall be borne by Seller if such infringement, legality, validity or enforceability results from, or is caused by, directly or indirectly, Seller.

(e) Except in connection with an assignment by Seller to any other Person with which Seller may merge or consolidate or to which Seller may sell all or substantially all of its assets or all of its assets related to the Licensed Products in accordance with the provisions of Section 8.4, Seller shall not dispose of or encumber the Indevus Intellectual Property (in whole or in part).

(f) Seller shall make available its records and personnel to Purchaser in connection with any prosecution of litigation by Purchaser against any party to any of the License Documentation to enforce any of Purchaser’s rights under any such License Documentation, and provide reasonable assistance and authority to file and bring the litigation, including, if required to bring the litigation, being joined as a party plaintiff.

(g) If Madaus or Supernus becomes insolvent and seeks to reorganize under Chapter 11 of Title 11 of the United States Code (or equivalent provisions of foreign law), Seller shall elect, as licensee under the Madaus Agreements or the Supernus Agreement, as the case may be, to retain its rights under such Madaus Agreements or Supernus Agreement, as the case may be, pursuant to Section 365(n) of Title 11 of the United States Code (or any equivalent provisions of foreign law) by written request as soon as practicable thereafter.

Section 5.6 Termination of License Agreement.

(a) Without limiting the provisions of Section 5.5, if Counterparty or Seller terminates or provides written notice of termination of the License Agreement (in whole or in part), or the License Agreement is otherwise terminated (in whole or in part), then Seller shall provide assistance to and cooperate with Purchaser, at Purchaser’s sole discretion, cost and expense (including Purchaser’s payment of Seller’s reasonable attorneys’ fees in connection therewith, if any), in such efforts as Purchaser shall undertake in connection with the negotiation of a license of the Indevus Intellectual Property, which shall include terms no less favorable to Seller than those contained in the License Agreement with respect to obligations and costs imposed on Seller, disclaimers of Seller’s liability, intellectual property ownership and control, commercialization diligence and indemnification of Seller (any such license, a “New Arrangement”). Should Purchaser identify any New Arrangement, Seller agrees to duly execute and deliver such New Arrangement that satisfies the foregoing requirements promptly upon the written request of Purchaser. In the event Seller enters into a New Arrangement, Seller agrees to comply with the provisions of this Agreement in connection with the New Arrangement and references herein to the Purchased Assets and the License Agreement shall be deemed to be references to any new purchased asset and any new license agreement constructed under the New Arrangement, and references to Counterparty shall be deemed to be references to the other party to such new license agreement and that other party’s Affiliates and sublicensees.

(b) If there occurs a merger or consolidation of Seller, on the one hand, and Counterparty or its Affiliates, on the other hand, a sale of all or substantially all of Seller’s assets to Counterparty or a sale or assignment of the License Agreement or the Indevus Intellectual Property by Seller to Counterparty, and in any such case the License Agreement is terminated in connection therewith, Seller (or its successor) shall pay Purchaser royalties on the Net Sales of Products for the term of the License Agreement on the same basis as if the License Agreement had continued and Purchaser’s rights with respect to the Purchased Assets and the covenants of Seller under this Agreement shall continue to apply on the same basis as if the License Agreement was in place between Seller and Counterparty.

Section 5.7 Audits. Seller shall not, without the prior written consent of Purchaser, and Seller shall, upon the written request of Purchaser, cause an inspection or audit of Counterparty’s books and records to be conducted pursuant to, and in accordance with, Section 6.5 of the License Agreement; provided, however, that Seller shall retain the exclusive right to inspect and audit Counterparty’s books and records at any time and from time to time at its sole discretion for payments that are paid or payable to Seller pursuant to the License Agreement with respect to Net Sales and Royalties attributable to the period prior to the Royalties Commencement Date. For the purposes of exercising Purchaser’s rights pursuant to this Section 5.7, Seller shall select such public accounting firm as Purchaser shall recommend for such purpose. Seller and Purchaser agree that all of the expenses of any inspection or audit carried out for the benefit of Purchaser that would otherwise be borne by Seller pursuant to the License Agreement shall instead be borne by Purchaser, including such fees and expenses of such public accounting firm as are to be borne by Seller pursuant to Section 6.5 of the License Agreement together with Seller’s reasonable out-of-pocket costs incurred in connection with such examination or audit. Seller will furnish any inspection or audit report prepared by such public accounting firm to Purchaser, provided, however, that Seller shall not furnish such inspection or audit report prior to such time that Counterparty has made a filing with the Securities and Exchange Commission including financial statements relating to the full period covered by such inspection or audit report. Purchaser shall have the right to require Seller, in writing, at the sole expense of Purchaser, to exercise Seller’s rights under the License Agreement to cause Counterparty to cure such discrepancy in accordance with the License Agreement.

Section 5.8 Tax Matters. All payments to Purchaser under this Agreement shall be made without any deduction or withholding for or on account of any tax; provided, that, if deduction or withholding of any tax is required from any such payment under this Agreement or from any payment under the License Agreement by reason of Seller’s being a party to the License Agreement, then the sum payable shall be increased and paid by Seller as necessary so that, after making all required deductions and withholdings, Purchaser receives an amount equal to the amount that it would have received had no such deductions or withholdings been made.

Section 5.9 Third Party Payments. Seller shall cause all amounts received by Seller in respect of clauses (a)(i) through (a)(iv) of the definition of “Royalties” that relate to amounts payable by Seller to other Persons (including Supernus or Madaus) to be received and held in one or more separate accounts in trust or escrow for such Persons and not commingled with any other funds of Seller, and Seller shall cause such funds to be paid to such Persons in accordance with Seller’s obligations to such Persons.

Section 5.10 Existence. Seller shall (i) preserve and maintain its existence, (ii) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not have or would not be reasonably likely to have a Material Adverse Effect and (iii) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would be reasonably likely to have such a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement.

Section 5.11 Other Covenants. So long as Seller maintains an equity ownership interest in Purchaser, Seller shall:

(a) file all tax returns and reports required by law to be filed by it and pay all taxes required to be paid by it, except any such taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books, and it shall not file any tax return or report under any name other than its exact legal name;

(b) not, and shall not permit Purchaser to, make any election under Treasury Regulations Section 301.7701-3(c) (or any successor provision) to classify Purchaser as an association taxed as a corporation;

(c) treat any indebtedness issued by Purchaser as debt for U.S. federal income tax purposes;

(d) maintain in place all policies and procedures, and take and continue to take all actions, described in the assumptions as to facts relating to the separateness of Purchaser and Seller set forth in, and forming the basis of, the opinions delivered pursuant to Section 6.3 of the Note Purchase Agreements, and comply with, and cause Purchaser to comply with, the provisions of Section 5.2(o) of the Indenture (as to Purchaser);

(e) cause Purchaser to perform its obligations under the agreements (including any Transaction Documents) to which Purchaser is a party;

(f) not take any action to waive, repeal, amend, vary, supplement or otherwise modify the organizational documents of Purchaser in a manner that would adversely affect the rights, privileges or preferences of any holder of any indebtedness of Purchaser;

(g) not take any action or cause or permit Purchaser (except as required by law) to take any action to cause Purchaser to become subject to any insolvency or similar proceeding;

(h) not institute against Purchaser, or join any Person in instituting against Purchaser, any insolvency or similar proceeding until one year and one day after the date on which any indebtedness of Purchaser has been paid in full;

(i) not cause Purchaser to petition for bankruptcy before one year and one day have elapsed since the final payments to any holder of any indebtedness of Purchaser or, if longer, the applicable preference period then in effect;

(j) not take any action to dissolve Purchaser;

(k) not pass a resolution to cause Purchaser to be liquidated before one year and two days have elapsed since any indebtedness of Purchaser has been paid in full; and

(l) during any period in which Seller is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, deliver to Purchaser (i) audited financial statements of Seller with respect to its most recent fiscal year no later than 90 days after the end of such fiscal year and (ii) unaudited interim financial statements of Seller with respect to each fiscal quarter (except for fiscal year-end) no later than 45 days after the end of such fiscal quarter, in each case, prepared in accordance with GAAP in all material respects.

ARTICLE VI

THE CLOSING

Section 6.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”) at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, NY 10036, or such other place as the parties mutually agree.

Section 6.2 Closing Deliverables of Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a) the Bill of Sale executed by Seller;

(b) an irrevocable direction to Counterparty to pay the Royalties evidenced by the Purchased Assets directly to the Purchaser Account in the form set forth in Exhibit B signed by Seller; and

(c) such other certificates, documents and financing statements as Purchaser may reasonably request, including (i) the documents contemplated by Article VI of the Note Purchase Agreements and (ii) a financing statement satisfactory to Purchaser to create, evidence and perfect the sale of the Purchased Assets pursuant to Section 2.1(c) and the back-up security interest granted pursuant to Section 2.1(d).

Section 6.3 Closing Deliverables of Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) the Bill of Sale executed by Purchaser; and

(b) payment of the Purchase Price in accordance with Section 2.3.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by Seller. Seller hereby indemnifies and holds each of Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses incurred or suffered by such Purchaser Indemnified Party, whether or not involving a third party claim, demand, action or proceeding, arising out of (i) any breach of any representation, warranty or certification made by Seller in any of the Transaction Documents or certificates given by Seller in writing pursuant hereto or thereto, (ii) any breach of or default under any covenant or agreement by Seller pursuant to any Transaction Document or the License Documentation, (iii) any Excluded Liabilities and Obligations and (iv) any fees, expenses, costs, liabilities or other amounts incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement. Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by Seller to such Purchaser Indemnified Party promptly upon demand.

Section 7.2 Indemnification by Purchaser. Purchaser hereby indemnifies and holds each of Seller and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees and agents (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses incurred or suffered by such Seller Indemnified Party, whether or not involving a third party claim, demand, action or proceeding, arising out of any breach of or default under any covenant or agreement by Purchaser in favor of Seller pursuant to any Transaction Document; provided, however, that this Section 7.2 shall apply only if, at the time of such breach or default, Purchaser is not “controlled” (as such term is defined in the definition of “Affiliate”) by Seller or any of Seller’s Affiliates. Any amounts due to any Seller Indemnified Party hereunder shall be payable by Purchaser to such Seller Indemnified Party upon demand.

Section 7.3 Procedures. If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

Section 7.4 Exclusive Remedy. Except in the case of fraud or intentional breach, following the Closing, the indemnification afforded by this Article VII shall be the sole and exclusive remedy for any and all Losses sustained or incurred by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party hereto in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party hereto pursuant to any Transaction Document. Notwithstanding anything in this Agreement to the contrary, in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to specific performance, injunctive or other equitable relief pursuant to Section 8.2.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Survival. All representations, warranties and covenants made herein and in any other Transaction Document or any certificates delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing. The rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, shall not affect the rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants.

Section 8.2 Specific Performance. Each of the parties hereto acknowledges that the other party hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties hereto agrees that the other party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

Section 8.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by legible telecopier transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to Seller, to:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7996

Attention: Mark S. Butler, General Counsel

Telephone: 781-402-3402

Facsimile: 781-761-0402

Email: mbutler@indevus.com

if to Purchaser, to:

Ledgemont Royalty Sub LLC

c/o Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7996

Attention: Mark S. Butler, General Counsel

Telephone: 781-402-3402

Facsimile: 781-761-0402

Email: mbutler@indevus.com

Each party hereto may, by notice given in accordance herewith to each of the other party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 8.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller shall not be entitled to assign any of its obligations and rights under any of the Transaction Documents or the License Documentation without the prior written consent of Purchaser; provided, however, that Seller may, without the consent of Purchaser, assign any of its obligations or rights under the Transaction Documents or the License Documentation to any other Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets or all of its assets related to the Finished Products, provided that the assignee under such assignment agrees to be bound by the terms of the Transaction Documents or the License Documentation, as applicable, and furnish a written agreement to Purchaser in form and substance reasonably satisfactory to Purchaser to that effect. Purchaser may assign any of its obligations and rights hereunder without the consent of Seller subject to the limitations contained in the Allergan Consent. Purchaser shall give notice of any such assignment to Seller after the occurrence thereof. Seller shall be under no obligation to reaffirm any representations, warranties or covenants made in this Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by Purchaser.

Section 8.5 Independent Nature of Relationship. Except for any equity ownership interest of Purchaser held by Seller, the relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form.

Section 8.6 Entire Agreement. This Agreement, together with the Exhibits hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the

Exhibits hereto or the other Transaction Documents) has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the other Persons referenced in Article VII any rights or remedies hereunder.

Section 8.7 Governing Law.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(b) All judicial proceedings brought by either party hereto with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts located in the City of Boston, and any appellate court from any thereof, and by the execution and delivery hereof each party hereto accepts for itself and in connection with its properties, generally and unconditionally, the jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, subject, however, to rights of appeal. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8.7(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 8.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

Section 8.9 Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect be enforceable in accordance with its terms. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

Section 8.11 Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party hereto against whom such waiver is sought to be enforced. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.12 Limited Recourse. Seller accepts that the enforceability against Purchaser of any obligations of Purchaser hereunder shall be limited to the assets of Purchaser, whether tangible or intangible, real or personal and the proceeds thereof. Once all such assets have been realized upon and such assets (and proceeds thereof) have been applied in accordance with the Indenture, any outstanding obligations of Purchaser to Seller hereunder shall be extinguished. Seller further agrees that it shall take no action against any employee, director, officer or administrator of Purchaser in relation to this Agreement; provided, that nothing herein shall limit Purchaser (or its permitted successors or assigns) from pursuing claims, if any, against any such Person; provided, further, that the foregoing shall not in any way limit, impair or otherwise affect any rights of Seller to proceed against any employee, director, officer or administrator of Purchaser (a) for intentional and willful fraud or intentional and willful misrepresentations on the part of or by such employee, director, officer or administrator or (b) for the receipt of any distributions or payments to which Seller or any successor in interest is entitled, other than distributions expressly permitted pursuant to the other Transaction Documents.

Section 8.13 Acknowledgment and Agreement. Seller expressly acknowledges and agrees that all of Purchaser’s right, title and interest in, to and under this Agreement shall be pledged and assigned to the Trustee as collateral by Purchaser pursuant to the Indenture, and Seller consents to such pledge and assignment, without regard to whether an event of default has occurred and is continuing under the Indenture. Each of the parties hereto acknowledges and agrees that the Trustee, acting on behalf of the holders of the notes issued under the Indenture, is a third party beneficiary of the rights of Purchaser arising hereunder and shall be entitled to exercise and/or enforce certain rights of Purchaser hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first written above.

INDEVUS PHARMACEUTICALS, INC.

By:
	Name:	Glenn L. Cooper
	Title:	Chairman and Chief Executive Officer

LEDGEMONT ROYALTY SUB LLC

By:	Indevus Pharmaceuticals, Inc., its Manager

By:
	Name:	Glenn L. Cooper
	Title:	Chairman and Chief Executive Officer

EXHIBIT A

FORM OF BILL OF SALE

This BILL OF SALE is dated as of August 26, 2008 (the “Closing Date”) by Indevus Pharmaceuticals, Inc., a Delaware corporation (“Seller”), in favor of Ledgemont Royalty Sub LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, Seller and Purchaser are parties to that certain Purchase and Sale Agreement, dated as of the Closing Date (the “Purchase and Sale Agreement”), pursuant to which, among other things, Seller agrees to sell, assign, convey and transfer to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets, for the consideration described in the Purchase and Sale Agreement; and

WHEREAS, the parties hereto now desire to carry out the purposes of the Purchase and Sale Agreement by the execution and delivery of this instrument evidencing Purchaser’s purchase, acquisition and acceptance of the Purchased Assets;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Purchase and Sale Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Seller, by this Bill of Sale, does hereby sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver to Purchaser, and Purchaser does hereby purchase, acquire and accept, all of Seller’s right, title and interest in, to and under the Purchased Assets.

2.	The parties hereto acknowledge that Purchaser is not assuming any of the Excluded Liabilities and Obligations.

3.	Seller hereby covenants that, at any time or from time to time after the Closing Date, at Purchaser’s reasonable request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment, contribution, granting and confirmation, provide such materials and information and take such other actions, each as Purchaser may reasonably deem necessary to sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver to Purchaser, and to confirm Purchaser’s title to, the Purchased Assets and to put Purchaser in actual possession and operating control of such Purchased Assets and assist Purchaser in exercising all rights with respect thereto.

4.

Seller represents, warrants and covenants that (i) it has good and indefeasible title to the Purchased Assets free and clear of all claims, liens and encumbrances of any nature whatsoever, (ii) it has not made any prior sale, transfer, conveyance, assignment, contribution, granting, release, setting over, confirmation or delivery of the Purchased Assets, (iii) it has the present lawful right, power and authority to sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver the Purchased Assets to Purchaser and (iv) all action has been taken that is required to make this Bill of Sale, and this Bill of Sale is, a legal, valid and binding obligation of Seller.

5.	Seller covenants to forever warrant and defend the sale of the Purchased Assets to Purchaser, its successors and assigns against any person or entity claiming an interest in the Purchased Assets, and Seller shall defend its right to sell the Purchased Assets against all lawful claims and demands.

6.	This Bill of Sale shall be binding upon and inure to the benefit of Seller, Purchaser and their respective successors and assigns, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to Purchaser.

7.	THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

8.	This Bill of Sale may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

9.	The following terms as used herein shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer or manager of such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing. For purposes hereof, the term “Affiliate” when used in respect of Seller shall be deemed to exclude Purchaser.

“Allergan Consent” means the Consent and Agreement dated as of July 7, 2008 between Seller and Counterparty.

“Counterparty” means Allergan USA, Inc., a Delaware corporation and successor-in-interest to Esprit Pharma, Inc.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.4 of the Purchase and Sale Agreement.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Field” has the meaning set forth in Section 1.33 of the License Agreement.

“Finished Product” has the meaning set forth in Section 1.34 of the License Agreement.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any country.

“Indevus Intellectual Property” has the meaning set forth in Section 1.44 of the License Agreement.

“License Agreement” means the Amended and Restated License, Commercialization and Supply Agreement dated as of September 18, 2007 between Seller and Counterparty, as supplemented by that certain letter agreement dated December 12, 2007 executed by Allergan, Inc. and accepted and agreed by Seller and the Allergan Consent, together with any new, substitute or amended agreement relating to the Products, the Indevus Intellectual Property or other intellectual property rights of Seller relating to the Products. The term “License Agreement” shall include all rights that arise therefrom and relate thereto.

“License Documentation” means the License Agreement, the Supernus Agreement and the Madaus Agreements.

“Madaus Agreements” has the meaning set forth in Section 1.58 of the License Agreement.

“New Arrangement” has the meaning set forth in Section 5.6(a) of the Purchase and Sale Agreement.

“Patent” means any pending or issued patent or continuation, continuation in part, division, extension or reissue thereof.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Indevus Intellectual Property that are Patents.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Products” means SANCTURA® and SANCTURA XR™ (and, in each case, the equivalent product irrespective of trade name).

“Purchased Assets” means, collectively, (a) Seller’s right, title and interest in, to and under the License Agreement to (i) receive all of the Royalties and (ii) receive the quarterly reports produced by Counterparty pursuant to the License Agreement in respect of sales of the Products in the Territory, (b) the right to pay directly to Counterparty any amounts due and payable under the License Agreement from Seller to Counterparty and, to the extent possible, cure any breach of the License Agreement by Seller, (c) the right to (i) pay directly to Supernus (or its wholly-owned subsidiary that owns the rights to receive such payments in accordance with the Consent and Agreement by and between Supernus and Seller, dated March 7, 2008) any amounts due and payable under the Supernus Agreement from Seller to Supernus, (ii) provide any reports to Supernus (or to its wholly-owned subsidiary that owns the rights to receive such payments in accordance with the Consent and Agreement by and between Supernus and Seller, dated March 7, 2008) that may be due under the Supernus Agreement from Seller and (iii) to the extent possible, cure any breach of the Supernus Agreement by Seller, (d) to the extent assignable without the consent of any Person pursuant to the terms of the License Documentation as in effect on the Closing Date, the right to (i) initiate and prosecute legal actions and proceedings to defend the Indevus Intellectual Property against infringement or interference by any other Person and (ii) defend the Indevus Intellectual Property against any claims or counterclaims of invalidity or unenforceability, or declaratory judgment actions in respect thereof, subject to, in the case of each of clause (d)(i) and clause (d)(ii), the provisions of the License Documentation and the rights of Counterparty thereunder, (e) the right to receive any Set-off pursuant to Section 2.2(c) of the Purchase and Sale Agreement and (f) the right to transfer, assign or pledge the foregoing, in whole or in part, subject to the limitations contained in the Allergan Consent, and the proceeds of and the rights to enforce each of the foregoing.

“Royalties” means:

(a) all amounts paid, owed, accrued or otherwise required to be paid to Seller or any of its Affiliates as a result of the sale of any and all Products in the Territory or otherwise pursuant to Section 6.2(b) of the License Agreement, and attributable to the period commencing on the Royalties Commencement Date, including (x) all amounts due or to be paid to Seller or any of its Affiliates in lieu thereof and (y) all amounts due or to be paid to Seller or any of its Affiliates under Sections 6.1(b), 6.2(a), 6.2(b) (in the case of such Section 6.2(b), whether or not such amounts are a result of the sale of any Products) and 6.4(d) of the License Agreement, but excluding (i) Third Party Royalties due or to be paid pursuant to Section 6.2(c) of the License Agreement, (ii) Sales Force Reimbursement due or to be paid pursuant to Section 6.3 of the License Agreement, (iii) amounts due pursuant to Sections 14.8 and 14.13(e) of the License Agreement and (iv) any amounts due or to be paid under the License Agreement in respect of Finished Products that are not Products;

(b) all indemnity payments, recoveries, damages or award or settlement amounts paid to Seller or any of its Affiliates by any third party and arising out of or relating to the Indevus Intellectual Property in the Field or as a result of a breach by any Person of any of the License Documentation with respect thereto, including pursuant to Section 5.5(c) or Section 5.5(d) of the Purchase and Sale Agreement;

(c) all amounts paid or payable to Seller or any of its Affiliates by one or more third party licensees or sublicensees under any New Arrangement;

(d) all amounts paid or payable to Seller or any of its Affiliates under any agreement entered into pursuant to the proviso contained in Section 2.4 of the License Agreement;

(e) all other amounts paid by Counterparty, any Sublicensee or any other Person arising out of or related to or resulting from the Indevus Intellectual Property or the License Documentation (except for amounts excluded under clause (a)(i), clause (a)(ii), clause (a)(iii) and clause (a)(iv) above);

(f) all accounts (as defined under the Delaware Uniform Commercial Code) evidencing the rights to the payments and amounts described herein; and

(g) all proceeds (as defined under the Delaware Uniform Commercial Code) of any of the foregoing.

“Royalties Commencement Date” means July 1, 2008.

“Sales Force Reimbursement” has the meaning set forth in Section 6.3 of the License Agreement.

“Samples” has the meaning set forth in Section 1.100 of the License Agreement.

“Set-off” means any set-off, off-set, rescission, counterclaim, reduction, deduction or defense.

“Sublicensee” means any sublicensee of Counterparty under the License Agreement.

“Supernus” has the meaning set forth in Section 1.104 of the License Agreement.

“Supernus Agreement” has the meaning set forth in Section 1.105 of the License Agreement. For the avoidance of doubt, the “Supernus Agreement” includes the Consent and Agreement dated as of July 8, 2008 between Supernus and Seller.

“Territory” has the meaning set forth in Section 1.111 of the License Agreement.

“Third Party Royalties” has the meaning set forth in Section 1.114 of the License Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the day and year first written above.

INDEVUS PHARMACEUTICALS, INC.

By:
Name:
Title:

LEDGEMONT ROYALTY SUB LLC

By:	Indevus Pharmaceuticals, Inc., its Manager

By:
Name:
Title:

EXHIBIT B

FORM OF COUNTERPARTY INSTRUCTION

August 26, 2008

BY FAX AND FEDEX

Allergan USA, Inc. (successor-in-interest to Esprit Pharma, Inc.)

2 Tower Center Boulevard

East Brunswick, NJ 08816

Attention: Vice President and General Counsel

FAX no. (732) 828-9954

Allergan, Inc.

2525 Dupont Drive

Irvine, CA 92612

Attention: General Counsel

FAX No. (714) 246-4774

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated License, Commercialization and Supply Agreement dated as of September 18, 2007 between Indevus Pharmaceuticals, Inc., a Delaware corporation (“Indevus”), and Allergan USA, Inc., a Delaware corporation and successor-in-interest to Esprit Pharma, Inc. (“Allergan”), as supplemented by that certain letter agreement dated December 12, 2007 executed by Allergan, Inc. and accepted and agreed by Indevus and that certain Consent and Amendment dated as of July 7, 2008 between Indevus and Allergan (together, the “License Agreement”). Capitalized terms used without definition herein shall have the meanings they have by definition in the License Agreement.

Effective as of August 26, 2008, Indevus is selling, transferring, conveying, assigning, contributing and granting certain Purchased Assets to Ledgemont Royalty Sub LLC, a Delaware limited liability company (“Purchaser”) (the term Purchased Assets as used in this instruction shall mean the “Rights” as defined in the Consent and Amendment referred to above but excluding (i) Third Party Royalties due or to be paid pursuant to Section 6.2(c) of the License Agreement, (ii) Sales Force Reimbursement due or to be paid pursuant to Section 6.3 of the License Agreement, (iii) amounts due pursuant to Sections 14.8 and 14.13(e) of the License Agreement and (iv) any amounts due or to be paid under the License Agreement in respect of Finished Products other than SANCTURA® and SANCTURA XR™). In addition, Purchaser has granted a security interest in the Purchased Assets to U.S. Bank National Association (the “Trustee”) for the benefit of certain noteholders of Purchaser.

Accordingly, you are hereby irrevocably and unconditionally directed to make all payments of amounts due with respect to the Purchased Assets to Indevus by Allergan on or after July 1, 2008 by wire transfer in United States dollars to the following account:

U.S. Bank

ABA No. 091000022

Account No. 173103321092

Ref: Ledgemont Royalty 128354

Attention: Josh Tripi

In addition, you are hereby irrevocably and unconditionally instructed to send all notices sent or required to be sent to Indevus pursuant to the License Agreement, including the quarterly reports produced by Allergan pursuant to Section 6.4 of the License Agreement, to the following parties at the following addresses, beginning immediately:

Ledgemont Royalty Sub LLC

c/o Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7996

Attention: Mark S. Butler, General Counsel

Indevus Pharmaceuticals, Inc., as Servicer

33 Hayden Avenue

Lexington, MA 02421-7996

Attention: Mark S. Butler, General Counsel

U.S. Bank National Association, as Trustee

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Attention: Corporate Trust Services (Ledgemont Royalty Sub LLC)

Thank you for your cooperation regarding this matter. Please sign at the space provided below to indicate your acknowledgement of the foregoing, and fax a signed copy of this letter to Mark S. Butler, Executive Vice President, Chief Administrative Officer and General Counsel, at 781.761.0402, for our records.

Very truly yours,

INDEVUS PHARMACEUTICALS, INC.

By:
Name:
Title:

Acknowledged:

ALLERGAN USA, INC.

By:
Name:
Title:
Date:

EXHIBIT C

INTELLECTUAL PROPERTY MATTERS

SANCTURA XRTM PATENT APPLICATIONS

Title: Once-Daily Dosage Forms of Trospium

Country	Status	Filing Date	Serial No. (and, in case of USA, Patent No.)	Expiration Date (if issued)	Owner
USA	Issued	Nov. 4, 2004	Patent no. 7410978 (Relating to serial no. 10/980,818)	Nov. 4, 2024	Supernus
USA	Pending	Aug. 17, 2007	11/889,962	Nov. 4, 2024	Supernus
USA	Pending	Aug. 17, 2007	11/889,963	Nov. 4, 2024	Supernus
USA	Pending	Aug. 17, 2007	11/889,964	Nov. 4, 2024	Supernus
USA	Pending	Aug. 17, 2007	11/889,985	Nov. 4, 2024	Supernus
Australia	Pending	Nov. 4, 2004	2004289223	Nov. 4, 2024	Supernus
Canada	Pending	Nov. 4, 2004	2,537,103	Nov. 4, 2024	Supernus
Europe	Pending	Nov. 4, 2004	04800569.8	Nov. 4, 2024	Supernus
Hong Kong	Pending	Nov. 4, 2004	06109091.3	Nov. 4, 2024	Supernus
India	Pending	Nov. 4, 2004	1961/CHENP/2006	Nov. 4, 2024	Supernus
Japan	Pending	Nov. 4, 2004	2006-538425	Nov. 4, 2024	Supernus
Mexico	Pending	Nov. 4, 2004	PA/a/2006/004017	Nov. 4, 2024	Supernus